Exhibit 99.1

Nov. 14, 2024

Fellow Shareholders,

In Q3 2024, our company executed on its bottom-line focus, achieving solid profitability despite softer-than-anticipated revenue resulting from delays in closing scheduled project sales. With $12.9 million in revenue, we achieved a gross profit of approximately $5.6 million (yielding a solid gross margin of 43.8%), $2.1 million in operating profit and $4.8 million in net income 1. Strong EBITDA of $8.5 million further reflects our commitment to sustainable profitability and core business resilience.

Net income1 was supported by a foreign exchange gain exceeding $4.6 million as the Euro strengthened during the quarter, offsetting a similar f/x loss earlier in the year. With Europe generating a majority of our revenue in Q3, we benefited from a strong Euro.

Our focus on high-margin growth remains robust. The Independent Power Producer (IPP) segment generated $9.4 million, driven by seasonal strength in European assets. Our Development Service Agreement (DSA) model also expanded in key markets, adding $1.3 million from Italy, $1 million from France, and $0.9 million from our first Battery Energy Storage System (BESS) project portfolio in the U.S.

Revenue was lower than anticipated due to timing issue, particularly delays in government approvals for three projects in Europe. These remain in our pipeline and are expected to contribute to revenue once approvals are secured.

Business Line Overview

DSA

In Q3, we executed a 394 MW BESS DSA with PLT energia Srl and completed the sale of 57 MW solar projects to Trina through a mixed DSA/SPA structure. Our DSA approach is a game-changing, reliable, and scalable business model that enables us to monetize projects at early to mid-stages while securing high-quality contracted revenue. This strategic model delivers unique benefits, including positive cash flow and effective risk mitigation throughout the project lifecycle. Building on this momentum, we also signed our first DSA contract in the U.S. for a 72 MW BESS project portfolio in California.

As of September 30, we have secured DSA contracts with nine partners, including Glennmont Partners, Matrix Renewables, and PLT Energia Srl, covering 28 projects totaling over 2.1 GW (84% BESS and 16% PV), with expected contracted revenue exceeding $69 million to be monetized within the next 2-3 years. Additionally, over 2.0 GW of DSAs are under negotiation, estimated to bring $100 million in revenue. This robust DSA pipeline, encompassing both contracted projects and potential agreements and with nearly 90% based in Europe, underlines our strength in markets that favor renewable energy, driving our financial stability and growth.

In November, we announced a DSA with Arpinge for a 300 MW BESS portfolio in Southern Italy. This partnership, our fourth with an Italian ESG-focused leader, strengthens our position in Italy’s BESS market, where we have approximately 2 GW in the permitting pipeline. The collaboration supports Italy's clean energy transition goals and aligns with our focus on high-value growth opportunities in battery storage.

1 Net income attributable to Emeren Group Ltd’s common shareholders.

Solar Power Project Development

In Q3, we successfully closed the sales of a solar project portfolio of 42 MWp in Spain to CVE España. Developed over the past few years, this portfolio is projected to generate approximately 92.8 GWh solar power annually, offsetting nearly 20,000 tons of CO₂ emissions each year. Additionally, we sold a 57 MWp solar project portfolio to Trina Solar, showcasing the strength of our European development efforts.

Due to project delays, the sales of a U.S. community solar project portfolio and some projects in Spain and Italy did not close by the end of Q3. For example, certain closings with CVE in Spain were delayed due to lengthy local administrative approvals. Some of these delayed project sales are expected to close in Q4.

IPP

Throughout the third quarter, our IPP assets demonstrated robust growth and profitability, contributing approximately 73.2% of our total revenue for the period. We continued to optimize operations across our solar farms, including Branston, reinforcing the IPP segment as a cornerstone of our business model that offers dependable, stable and predictable cash flow.

In September, we energized a 4.5 MW solar power plant at Luxshare iTech, a major facility of Luxshare Precision Industry Co., Ltd. (SHE: 002475) and a prominent Apple supplier active in Apple’s Supplier Clean Energy Program. This collaboration reflects our shared commitment to environmental responsibility and Emeren’s expanding renewable energy presence. In Q3 2024, we connected 7.2 MW of solar projects across China, while our 35 MWh battery storage portfolio was fully integrated into Huaneng Power International’s Virtual Power Plant (VPP) platform.

In consideration of our strategy to grow IPP assets, we decided to retain a 52.4 MW project portfolio in Hungary, previously planned for sale, as an IPP asset. 30 MW of the portfolio is in operation and the remaining portfolio will be energized by the end of this year. This decision is supported by the project’s strong returns, Hungary's favorable economic outlook projected to lead EU growth by 20252, and recent foreign investments bolstering local stability. Hungary’s reinforced commitment to renewable energy, seen through ambitious solar capacity goals and a revised National Energy and Climate Plan3, further enhances the value of this asset as an IPP. This tactical shift, though impacting full year revenue, aligns with our long-term growth and value creation objectives as we continue to assess favorable market conditions. Furthermore, with supportive local policies in Hungary’s energy storage market, we see expanding opportunities in the country, and battery storage facilities are now planned for several projects within this portfolio.

Outlook

As we approach the close of 2024 and look to 2025 and beyond, we are strengthening our presence in some of the world’s fastest-growing solar and battery storage markets, which are supported by increasing demand for clean energy, favorable government policies, and advancing technologies. Our primary objectives remain clear: advancing early-stage projects, expanding our DSA partnerships across Europe and the U.S., and refining our strategies to unlock the full potential of our development pipeline. While certain project sales in Europe may extend into 2025 due to delays in government approvals, our core business lines remain robust, and we are confident in our ability to deliver substantial growth in the fourth quarter, driven by a strong pipeline and favorable market conditions.

2 https://dailynewshungary.com/imf-hungarian-economy-will-be-frontrunner-eu/

3 https://xpatloop.com/channels/2024/10/hungarys-solar-power-capacity-3rd-biggest-in-world-last-year.html

For Q4, we anticipate revenue between $40 and $45 million, with a projected gross margin of 20% to 25%. In line with the strategic move from sales to IPP for the 52.4 MW Hungarian projects and the revised timing of some project sales, we have adjusted our full-year revenue guidance to a range of $97 to $102 million, with an expected gross margin of approximately 30%. We expect to achieve EBITDA of $15 million to $20 million in 2024.

Our IPP and DSA segments are demonstrating solid progress. For 2024, we reiterate our expectation for IPP revenue to be between $24 million and $26 million with gross margin of around 50%. We expect our DSA to contribute more than $20 million in revenue during 2024. By maintaining a disciplined approach to cost efficiency and operational excellence, we remain focused on advancing our renewable energy initiatives and capturing new opportunities for sustainable value creation. In 2025, EBITDA contributions from IPP and DSA segments are expected to exceed $50 million.

Q3 2024 Financial Highlights:

•	Revenue of $12.9 million was down 8% Y/Y and decreased 57% Q/Q.

•	Gross profit was $5.6 million, nearly flat Y/Y with a 1% decline and down 40% Q/Q.

•	Operating income of $2.1 million, a $6.1 million Y/Y improvement from a loss of $4.0 million, despite a 28% Q/Q decrease.

•	EBITDA climbed to $8.5 million, a substantial $15.4 million improvement Y/Y and a 138% boost Q/Q.

•	Adjusted EBITDA reached $4.1 million, reflecting a $5.6 million turnaround from last year, with a slight 12% dip from the prior quarter.

•	Net income hit $4.8 million, an impressive $14.2 million gain Y/Y, up by $4.5 million Q/Q.

$ in millions	Q3’24	Q2’24	Q/Q		Q3’23	Y/Y
Revenue	$12.9	$30.1		-57%	$13.9		-8%
Gross profit	5.6	9.4		-40%	5.7		-1%
Operating Income (loss)	2.1	3.0		-28%	(4.0)	$	+6.1
EBITDA	8.5	3.6		+138%	(6.8)	$	+15.4
Adjusted EBITDA	4.1	4.6		-12%	(1.5)	$	+5.6
Net Income (loss) attributed to Emeren Group Ltd	$4.8	$0.4	$	+4.5	$(9.4)	$	+14.2

Revenue by segment:

Segment	Q3’24	% of Total
($ in thousands)	Revenue	Revenue
Project development	1,533	12%
IPP	9,415	73%
EPC	337	3%
DSA	1,291	10%
Others	284	2%
Total	12,860	100%

Note: “Others” comprises revenue from ancillary revenues and expenses and other unallocated costs and expenses.

Revenue by region:

Region	Q3’24	% of Total
($ in thousands)	Revenue	Revenue
Europe	6,331	49%
China	5,306	41%
USA	1,223	10%
Total	12,860	100%

Advanced-Stage and Early-Stage Solar Development Project Pipeline

Project Pipeline by Region (as of September 30, 2024):

Region	Advanced Stage	Early Stage	Total (MW)
Europe	1,548	3,909	5,457
U.S.	925	1,273	2,198
China	29	—	29
Total	2,502	5,182	7,684

Project Pipeline by Country (as of September 30, 2024):

Country	Advanced Stage	Early Stage	Total (MW)
Poland	437	70	507
Hungary	21	—	21
U.K.	110	25	135
Spain	213	3,053	3,266
Germany	129	249	378
France	150	35	185
Italy	488	477	965
U.S.	925	1,273	2,198
China	29	—	29
Total	2,502	5,182	7,684

Advanced-Stage and Early-Stage Solar Storage Project Pipeline

Project Pipeline by Region (as of September 30, 2024):

Region	Advanced Stage	Early Stage	Total (MW)
Europe	2,536	3,096	5,632
U.S.	375	1,787	2,162
China	44	—	44
Total	2,955	4,883	7,838

Project Pipeline by Country (as of September 30, 2024):

Country	Advanced Stage	Early Stage	Total (MW)
Poland	623	280	903
U.K.	170	275	445
Spain	1	1,091	1,092
France	14	—	14
Italy	1,728	947	2,675
Germany	—	503	503
U.S.	375	1,787	2,162
China	44	—	44
Total	2,955	4,883	7,838

Notes: The average hours per MW vary across regions. For example, in the U.S. and Europe, it ranged from 4 - 8 hours per MW of storage, while in China, it was ~2 hours.

Growing IPP Asset Portfolio in Attractive PPA Regions

As of September 30, we owned and operated IPP assets comprising approximately 272 MW of solar PV projects and 35 MWh of storage.

Operating Assets	PV Capacity (MW)	Storage (MWh)
China DG	166	35
Europe	82	-
U.S.	24	-
Total	~272	35

Q3 2024 Financial Results:

All figures refer to the third quarter of 2024, unless stated otherwise.

Revenue

In Q3 2024, revenue totaled $12.9 million, coming in below expectations due to delayed project closings pending government approvals. Nevertheless, revenue was bolstered by strong performance in our high-margin IPP segment and expanding DSA activities across Europe and the U.S. With a robust pipeline, we are well-positioned for growth as these delayed projects are sold.

Gross Profit and Gross Margin

Gross profit was $5.6 million, compared to $9.4 million in Q2 2024 and $5.7 million in Q3 2023. Gross margin was 43.8%, compared to 31.2% in Q2 2024 and 40.8% in Q3 2023. The year-over-year increase was due to the favorable margin within the revenue from DSA and IPP projects.

Operating Expense

Operating expenses were $3.5 million, down from $6.4 million in Q2 2024 and $9.6 million in Q3 2023. The decrease was mainly due to lower G&A expenses thanks to our continued cost optimization program.

Net income attributable to Emeren Group Ltd’s common shareholders

Net income attributable to Emeren Group Ltd’s common shareholders was $4.8 million, a significant rebound from a net income of $0.4 million in Q2 2024, as well as a net loss of $9.4 million in Q3 2023.

Diluted net income attributable to Emeren Group Ltd’s common shareholders per American Depositary Share (“ADS”) was $0.09, compared to diluted net income of $0.01 in Q2 2024 and diluted net loss of $0.17 in Q3 2023.

Cash Flow

Cash used in operating activities was $5.6 million; cash used in investing activities was $4.2 million, and cash used in financing activities was $2.0 million.

Financial Position

Cash and cash equivalents at the end of Q3 2024 were $35.8 million compared to $50.8 million in Q2 2024.

Net asset value (NAV) is approximately $6.2 per ADS.

Our debt-to-asset ratio at the end of Q3 2024 was 10.18%, compared to 10.22% at the end of Q2 2024.

Conclusion

The solar industry is experiencing strong momentum due to the global commitment to renewable energy. This shift toward cleaner energy sources positions solar and battery storage as a key part of the future energy mix. The growing demand for solar power to support AI and blockchain operations is particularly exciting, as these technologies require substantial energy, and solar offers a scalable, cost-effective solution.

In conclusion, the future of solar energy is promising, and we are strategically positioned to capitalize on the accelerating adoption of solar technology worldwide. With our expertise, industry partnerships, and strong financial foundation, we are advancing towards our goal of becoming a leading global renewable energy company. We are enthusiastic about the future and proud to be driving the transition to a more sustainable world.

Sincerely,

Yumin Liu	Ke Chen
Chief Executive Officer	Chief Financial Officer

Third Quarter 2024 Earnings Results Conference Call

We will host a conference call today to discuss our third quarter 2024 business and financial results. The call is scheduled to begin at 4:30 p.m. U.S. Eastern Time on Thursday, November 14, 2024.

Please register in advance to join the conference call using the link provided below and dial in 10 minutes before the call is scheduled to begin. Conference call access information will be provided upon registration.

Participant Online Registration:

https://register.vevent.com/register/BI45573df6da5b45ddbf1d1490be2da2dc

Audio-only Webcast:

https://edge.media-server.com/mmc/p/4s2et8tm

Additionally, an archived webcast of the conference call will be available on the Investor Relations section of Emeren Group Ltd's website at https://ir.emeren.com/.

Safe Harbor Statement

This press release contains statements that constitute ''forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when the Company describes what it "believes," "expects" or "anticipates" will occur, what "will" or "could" happen, and other similar statements), you must remember that the Company’s expectations may not be correct, even though it believes that they are reasonable. The Company does not guarantee that the forward-looking statements will happen as described or that they will happen at all. Further information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K. The Company undertakes no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though the Company’s situation may change in the future.

For investor and media inquiries, please contact:

Emeren Group Ltd - Investor Relations

+1 (925) 425-7335

ir@emeren.com

The Blueshirt Group

Gary Dvorchak

+1 (323) 240-5796

gary@blueshirtgroup.co

Appendix 1: Unaudited Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023

	(in thousands, except per ADS data and ADS)
Net revenues	$12,860	$30,057	$13,948	$57,517	$60,670
Cost of revenues	(7,229)	(20,675)	(8,263)	(38,182)	(40,730)
Gross profit	5,631	9,382	5,685	19,335	19,940

Operating expenses:
Sales and marketing	(8)	(57)	(74)	(124)	(293)
General and administrative	(3,959)	(5,354)	(6,964)	(13,935)	(16,689)
Other operating expenses	477	(1,012)	(1,281)	(1,392)	(3,549)
Impairment loss of assets	-	-	(1,325)	-	(1,325)
Total operating expenses	(3,490)	(6,423)	(9,644)	(15,451)	(21,856)

Income (loss) from operations	2,141	2,959	(3,959)	3,884	(1,916)
Other (expenses) income:
Interest (expenses) income, net	(431)	(33)	(79)	(328)	163
Investment gain/(loss)	(4)	-	57	(4)	239
Foreign exchange gain (loss)	4,615	(838)	(4,785)	525	42
Total other income (loss) , net	4,180	(871)	(4,807)	193	444

Income (loss) before income tax	6,321	2,088	(8,766)	4,077	(1,472)

Income tax expense	(647)	(1,342)	(251)	(3,145)	(478)
Net income (loss)	5,674	746	(9,017)	932	(1,950)

Less: Net income (loss) attributed to non-controlling interests	831	354	373	1,622	(714)
Net Income (loss) attributed to Emeren Group Ltd	4,843	392	(9,390)	(690)	(1,236)

Income (loss) attributed to Emeren Group Ltd per ADS
Basic	$0.09	$0.01	$(0.17)	$(0.01)	$(0.02)
Diluted	$0.09	$0.01	$(0.17)	$(0.01)	$(0.02)

Weighted average number of ADS used in computing income/(loss) per ADS*
Basic	51,254,956	51,283,524	56,287,193	52,023,918	56,958,511
Diluted	51,352,136	51,374,185	56,287,193	52,023,918	56,958,511

*Each American depositary shares (ADS) represents 10 common shares

Appendix 2: Unaudited Consolidated Balance Sheet

	As of
	Sep 30, 2024	Dec 31, 2023

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$35,755	$70,174
Restricted cash	1	-
Accounts receivable trade, net	24,412	27,123
Accounts receivable unbilled, net	44,750	59,598
Advances to suppliers	1,269	4,283
Value added tax receivable	8,569	7,103
Project assets, current	77,220	39,914
Prepaid expenses and other current assets, net	19,836	18,255
Total current assets	211,812	226,450

Property, plant and equipment, net	168,397	163,114
Project assets, non-current	43,786	36,610
Operating lease, right-of-use assets	22,506	21,057
Finance lease, right-of-use assets	4,821	14,192
Other non-current assets	18,789	16,928
Total assets	$470,111	$478,351

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,982	$16,203
Advances from customers	6,127	5,375
Amounts due to related parties	2,625	4,967
Long-term borrowings, current portion	927	1,385
Income tax payable	3,536	2,102
Salaries payable	1,044	718
Operating lease liabilities, current	592	363
Failed sales-leaseback and finance lease liabilities, current	4,934	4,559
Other current liabilities	16,076	21,320
Total current liabilities	48,843	56,992

Long-term borrowings	25,287	22,685
Operating lease liabilities, non-current	21,608	20,575
Failed sale-lease back and finance lease liabilities non-current	11,273	11,258
Deferred tax liabilities	3,690	3,532
Total liabilities	$110,701	$115,042

Commitments and contingencies

Shareholders' equity
Common shares	806,714	806,714
Additional paid-in capital	14,966	14,728
Treasury stock, at cost	(49,146)	(41,938)
Accumulated deficit	(441,253)	(440,563)
Accumulated other comprehensive loss	(11,710)	(13,629)
Emeren Group Ltd shareholders’ equity	319,571	325,312
Noncontrolling interest	39,839	37,997
Total shareholders' equity	359,410	363,309
Total liabilities and shareholders' equity	$470,111	$478,351

Appendix 3: Unaudited Consolidated Statement of Cash Flow

	Three Months Ended		Nine Months Ended
	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023

	(in thousands)
Net cash used in operating activities	$(5,582)	$(4,643)	$(14,582)	$(30,724)

Net cash provided by (used in) investing activities	(4,193)	10,118	(10,646)	8,368

Net cash used in financing activities	(1,996)	(6,710)	(8,700)	(21,700)

Effect of exchange rate changes	(3,303)	(40)	(490)	(4,051)
Net decrease in cash and cash equivalents and restricted cash	(15,074)	(1,275)	(34,418)	(48,107)
Cash and cash equivalents and restricted cash, beginning of the period	50,830	60,456	70,174	107,288
Cash and cash equivalents and restricted cash, end of the period	$35,756	$59,181	$35,756	$59,181

Use of Non-GAAP Financial Measures

To supplement Emeren Group Ltd’s financial statements presented on a US GAAP basis, Emeren Group Ltd provides non-GAAP financial data as supplemental measures of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro-forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA, Adjusted EBITDA as non-GAAP financial measures of earnings.

•  EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization.

• Adjusted EBITDA represents EBITDA plus discount of electricity subsidy in China, plus share-based compensation, plus impairment of long-lived assets, plus loss/(gain) on disposal of assets, plus foreign exchange loss/(gain).

Our management uses EBITDA, Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to access the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time.

We find these measures especially useful when reviewing pro-forma results of operations, which include large non-cash impairment of long-lived assets and loss on disposal of assets. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Appendix 4: Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023

	(in thousands)
Net Income (loss)	$5,674	$746	$(9,017)	$932	$(1,950)
Income tax expenses (benefit)	647	1,342	251	3,145	478
Interest expenses (income), net	431	33	79	328	(163)
Depreciation & Amortization	1,781	1,468	1,864	5,002	5,459
EBITDA	$8,533	$3,589	$(6,823)	$9,407	$3,824
Discount of electricity subsidy in China	(83)	257	(35)	307	53
Share based compensation	106	103	391	237	1,239
Loss on disposal of property, plant and equipment	-	-	-	-	2,128
Interest income of discounted electricity subsidy in China	130	(165)	136	(196)	49
Foreign exchange losses (gains)	(4,615)	838	4,785	(525)	(42)
Adjusted EBITDA	$4,071	$4,621	$(1,546)	$9,230	$7,251